Exhibit 99 – Press release of Ohio Legacy Corp dated September 17, 2012

For additional information, contact:

Rick L. Hull, President & CEO

Ohio Legacy Corp

(330) 244-2985

FOR RELEASE: September 17, 2012

SUBJECT: Ohio Legacy Corp (NASDAQ: OLCB), announces effective date of 1-for-10 Reverse Stock Split previously approved by its shareholders and the Board of Directors decision to seek a voluntary delisting from the NASDAQ Capital Market

NORTH CANTON, OHIO— On September 13, 2012 the Ohio Legacy Corp received a notification letter from the NASDAQ Stock Market indicating that effective September 12, 2012, the Company no longer met NASDAQ’s continued listing requirement under Rule 5550(a)(2) that its securities maintain a minimum bid price of $1.00 per share. The Company was provided a period of 180 calendar days, or until March 12, 2013, to regain compliance.

On September 17, 2012, Ohio Legacy Corp (the “Company”) filed an amendment to its Second Amended and Restated Articles of Incorporation, as amended, to effect a 1-for-10 Reverse Stock Split. This amendment was previously approved by shareholders at the Company’s annual meeting in May 2012. The amendment was effective upon acceptance by the Ohio Secretary of State. The NASDAQ Capital Market will reflect the effect of the reverse stock split with the opening of business on September 18, 2012.

As a result of the Reverse Stock Split, every ten (10) shares of the Company’s common stock will be combined into one (1) share of common stock. The Reverse Stock Split affects all of the common stock outstanding immediately prior to the effective time of the Reverse Stock Split, as well as the number of shares of common stock available for issuance under the Company’s 2010 Equity and Cash Incentive Plan. In addition, the Reverse Stock Split will effect a 1-for-10 reduction in the number of shares of common stock issuable upon the exercise of outstanding stock options and a corresponding increase to the related exercise price.

Following the amendment to the Company’s Articles of Incorporation to effect a 1-for-10 reverse stock split, the Company will have approximately 1,971,456 common shares outstanding of which 1,500,000 are owned by a beneficial owner of 10% or more of the Company’s shares and therefore are not deemed public shares by the Securities and Exchange Commission. NASDAQ’s continued listing standards require a minimum of 500,000 in publicly held shares. With approximately 471,456 in publicly-held shares outstanding, the Company would not meet the continued listing standards for the NASDAQ Capital Market.

A decision to voluntarily delist from NASDAQ was taken following the Board of Director’s determination that the Company would benefit from such action by eliminating the ongoing costs of listing on a national exchange while continuing to maintain the liquidity of the stock at comparable historical levels. The Company intends to use its common stock to commence trading on the OTC Bulletin Board promptly following the delisting. The Company will file a Form 25 with the Securities and Exchange Commission as soon as practicable to commence the NASDAQ delisting process. The transition to the Over the Counter market does not change the Company’s obligation to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws.

President and Chief Executive Office Rick L. Hull said, “We feel an ongoing obligation to justify all of our expenses, and we determined that the cost associated with a listing on a national exchange such as the NASDAQ Capital Market is not warranted. Trading on the Over the Counter Bulletin Board will save money and should not detract from the current trading volumes in our stock. The impact of the reverse stock split on our share price should make our stock more appealing to investors who would not otherwise invest in stock trading in our recent trading range.”

Ohio Legacy Corp is a bank holding company with total assets of $158 million with Premier Bank & Trust offices in North Canton and St. Clairsville, Ohio.

Forward-looking Statements

In addition to historic information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as "may", "will", "expects", "should", "believes", "plans", "anticipates", "estimates", "predicts", "potential", "continue", or other words of similar meaning. Readers should not place undue reliance on forward-looking statements, which reflect management's opinion only as of the date on which they were made and, due to many factors, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward looking statements. These factors include general economic conditions which could increase loan losses above loan loss reserves, competition from other banking institutions, financial institutions and nonbank or non-regulated companies or firms that engage in similar activities with significantly greater resources, credit, market, operational, liquidity and interest rate risks, fiscal and monetary policies and legislation impacting future operations and performance and adverse business conditions. Except as required by law, the Company disclaims any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur. Readers should also carefully review these and other risk factors described in Company reports filed with the Securities and Exchange Commission.